UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 12, 2005
(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION
ITEM 7.01. Regulation FD Disclosure
Signatures

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: changes in our operating costs including fuel, which can be volatile; the competitive environment and other trends in our industry; our ability to meet our cost reduction goals; labor disputes; economic conditions; our reliance on automated systems; increases in government fees and taxes; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; changes in laws and regulations; liability and other claims asserted against us; operational disruptions; compliance with financial covenants; our ability to attract and retain qualified personnel; third-party vendors and partners; continuing operating losses; our significant indebtedness; downgrades of our credit ratings and the availability of financing. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report for the year ended December 31, 2004 on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 7.01. Regulation FD Disclosure
Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2005. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption and restructuring charges, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and restructuring charges provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Pilot Rejection of Tentative Agreement

On July 11, 2005, the Air Line Pilots Association announced that its members have voted to reject a tentative agreement on a new five-year contract covering Alaska Airline pilots. If ratified, the contract would have replaced the current two-year contract that becomes amendable May 1, 2007.

Second Quarter 2005

	Forecast	Change
	Q2	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,543	(1.6)%
Fuel gallons (000,000)	88.1	(0.9)%
Cost per ASM as reported on a GAAP basis (cents)*	11.2	4.9%
Less: Fuel cost per ASM (cents)*	2.8	38.7%
Less: Restructuring charges per ASM (cents)*	0.3	NM

Cost per ASM excluding fuel and restructuring charges (cents)*	8.1	1.1%

NM = Not Meaningful

Alaska Airlines’ June traffic increased 1.4% to 1.542 billion RPMs from 1.520 billion flown a year earlier. Capacity during June was 1.926 billion ASMs, 2.9% lower than the 1.983 billion in June 2004. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 80.1%, compared to 76.7% in June 2004. The airline carried 1,508,800 passengers compared to 1,514,200 in June 2004.

In May 2005, RASM increased 11.4% compared to May 2004 due to higher load factors. April RASM increased 6.7% compared to April of 2004. We expect RASM in June to increase over 2004, however at a level lower than the May increase.

We currently estimate that our ASMs and unit costs for the remainder of the year will be as follows:

Third and Fourth Quarter 2005

	Forecast	Change	Forecast	Change	Forecast	Change
	Q3	Yr/Yr	Q4	Yr/Yr	Full Year	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,883	(2.2)%	5,574	2.2%	22,370	0.4%
Cost per ASM as reported on a GAAP basis (cents)*	10.1	2.6%	10.3	(4.9)%	10.6	2.0%
Less: Fuel cost per ASM (cents)*	2.9	30.9%	3.0	20.0%	2.7	28.6%
Less: Restructuring charges per ASM (cents)*	0.0	NM	0.0	NM	0.1	NM

Cost per ASM excluding fuel and restructuring charges (cents)*	7.2	(1.9)%	7.3	(6.9)%	7.8	(2.0)%

NM = Not Meaningful

*For Alaska, our forecast of cost per ASM and fuel cost per ASM is based on forward-looking estimates which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices, the finalization of labor agreements and the timing and amount of restructuring charges as discussed below. As we are unable to apply “hedge accounting”, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See pages 6 & 7 for additional information regarding fuel costs.

On May 27, 2005, Alaska announced a tentative agreement with the Air Line Pilots Association for a revised five year contract that would include, among other items, a 20 percent reduction in pilots wages versus the average 26 percent reduction resulting from the recent arbitrator’s decision. As discussed above, the tentative agreement was rejected on July 11, 2005 by the pilots. Therefore, this forecast has been revised from our June 16, 2005 estimate to reflect the 26 percent wage reduction for the remainder of 2005.

Our forecast of GAAP cost per ASM for the second quarter includes a restructuring charge of approximately $16.5 million associated with the severance and other costs resulting from contracting out of ramp services in Seattle. This estimate will likely differ from the actual amount recorded. The International Association of Machinists approved the voluntary severance package for its members on June 30, 2005.

Forecast	Change
	Q2	Yr/Yr
Horizon Air
Capacity (ASMs in millions)	847	6.9%
Fuel gallons (000,000)	12.9	5.7%
Cost per ASM as reported on a GAAP basis (cents)*	15.5	(0.1)%
Less: Fuel cost per ASM (cents)*	2.8	37.9%

Cost per ASM excluding fuel (cents)*	12.7	(5.5)%

Horizon Air’s June traffic increased 11.1% to 221.3 million RPMs from 199.1 million flown a year earlier. Capacity for June was 290.4 million ASMs, 6.4% higher than the 272.8 million in June 2004. The passenger load factor for the month was 76.2%, compared to 73.0% in June 2004. The airline carried 576,400 passengers compared to 533,600 in June 2004.

*For Horizon, our forecast of cost per ASM and fuel cost per ASM is based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. As we are unable to apply hedge accounting, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 8 for additional information regarding fuel costs.

In May 2005, RASM increased 3.9% compared to May 2004. April RASM increased 4% compared to April 2004.

Other Financial Information
 Liquidity and Capital Resources
Cash and short-term investments totaled approximately $723 million at June 30, 2005 compared to $788 million at May 31, 2005. The decline of $65 million is largely due to purchase deposit payments to Boeing of approximately $100 million in connection with the recent aircraft order, offset by cash generated from operations.

Fuel Hedging
 We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses associated with contracts that settle recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for April and May 2005.

Calculation of Economic Fuel Cost Per Gallon

April and May 2005	Alaska Airlines	Alaska Airlines	Horizon Air	Horizon Air
(unaudited)	(000s)	Cost/Gal	(000s)	Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$102,071	$1.82	$16,117	$1.89
Gains on settled hedges included in fuel expense	2,120	.04	316	.04
GAAP fuel expense	$99,951	$1.78	$15,801	$1.85
Gains on settled hedges included in non-operating income*	13,035	.23	1,948	.23
Economic fuel expense	$86,916	$1.55	$13,853	$1.62

% Change from prior year	19.8%	19.2%	31.3%	23.7%

April and May 2005 (unaudited)
Mark-to-Market Adjustment Related to Unsettled Hedges

Mark-to-market losses included in non-operating income related to hedges that settle in future periods	$31,995	NM	$4,780	NM

*	Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income (expense) in previous periods.

For Alaska Airlines and Horizon Air, GAAP fuel expense per gallon for the quarter is expected to be approximately $1.74 and $1.83, respectively. The economic fuel expense per gallon for the quarter is expected to be approximately $1.49 and $1.58 for Alaska Airlines and Horizon Air, respectively. June mark-to-market gains included in non-operating income related to hedges that settle in future periods are expected to be approximately $39.8 million for the combined Air Group, bringing the total gain for the quarter to approximately $3.0 million.

Our forecast of GAAP and economic fuel expense per gallon for the second quarter is based on forward-looking estimates, which will likely differ from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices and consumption.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of
	Expected Fuel	Approximate Crude Oil
	Requirements	Price per Barrel
Second Quarter 2005	50%	$28.97
Third Quarter 2005	50%	$28.81
Fourth Quarter 2005	50%	$31.85
First Quarter 2006	50%	$35.70
Second Quarter 2006	50%	$39.76
Third Quarter 2006	40%	$41.58
Fourth Quarter 2006	30%	$42.70
First Quarter 2007	20%	$43.09
Second Quarter 2007	19%	$45.11
Third Quarter 2007	22%	$45.27
Fourth Quarter 2007	17%	$47.89
First Quarter 2008	11%	$50.44
Second Quarter 2008	6%	$49.26
Third Quarter 2008	6%	$48.97
Fourth Quarter 2008	5%	$48.68

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report and changes during the remainder of 2005 based on our contractual commitments and expected retirement plans:

Alaska Airlines	Seats	On Hand	Expected Change
		July 12, 2005	During Remainder of
			2005
B737-200C	111	7
B737-400	144	40
B737-700	124	22
B737-800	160	3
B737-900	172	12
MD-80	140	26

Total		110	NONE

Horizon Air
Q200	37	28
Q400	74	18
CRJ 700	70	19

Total		65	NONE

On June 15, 2005, Alaska Airlines announced an order for 35 Boeing 737-800 aircraft, with an option to acquire up to 15 more. Delivery of the new aircraft will be phased in over the next six years, with the first aircraft slated to enter Alaska’s fleet in January 2006. The order includes three 737-800s that we already planned to acquire in 2006.

Firm aircraft to be delivered under the order are scheduled as follows:

2006	2007	2008	2009	2010	2011	Total
10	8	5	3	6	3	35

Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: July 12, 2005

/s/ Brandon S. Pedersen

Brandon S. Pedersen Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer